Exhibit 18.1

                    LETTER RE CHANGE IN ACCOUNTING PRINCIPLE

3Com Corporation
5400 Bayfront Plaza
Santa Clara, California
Dear Sirs/Madams:


At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended August 31, 1997, of the facts relating to the Company's adoption during the quarter of a different fixed asset capitalization policy. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of 3Com Corporation and its consolidated subsidiaries as of any date or for any period subsequent to May 31, 1997. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of 3Com Corporation and its consolidated subsidiaries as of any date or for any period subsequent May 31, 1997.



Yours truly,

/s/Deloitte & Touche LLP

San Jose, California
October 13, 1997